Closing Exchange Rate of September 2002 (Ch$/US$)	718.61
Closing Exchange Rate of September 2001 (Ch$/US$)	654.79

Exhibit 7: Consolidated Balance Sheet

	Ch$ millions		US$ millions (1)
	YTD December 01	YTD December 02	YTD December 01	YTD December 02
ASSETS
Cash	2,777	3,659	4.2	5.1
Time deposits and marketable securities	1,407	4,100	2.1	5.7
Accounts receivable	56,935	40,463	87.0	56.3
Accounts receivable from related companies	533	761	0.8	1.1
Inventories	68,677	50,732	104.9	70.6
Recoverable taxes	6,369	3,135	9.7	4.4
Prepaid expenses and other current assets	17,081	17,945	26.1	25.0
Total current assets	153,778	120,795	234.9	168.1

Property, plant and equipment (net)	205,976	201,232	314.6	280.0

Investments	10,467	10,644	16.0	14.8
Goodwill (net)	33,564	33,429	51.3	46.5
Long-term receivables	3,357	1,104	5.1	1.5
Other	9,698	10,948	14.8	15.2
Total other assets	57,086	56,124	87.2	78.1

Total assets	416,840	378,152	636.6	526.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term bank borrowings	95,445	79,010	145.8	109.9
Current portion of long-term bank and other debt	11,391	58,655	17.4	81.6
Current portion of bonds payable	3,586	5,488	5.5	7.6
Current portion of long-term liabilities	959	49	1.5	0.1
Dividends payable	557	282	0.9	0.4
Accounts payable	12,590	9,507	19.2	13.2
Notes payable	10,269	8,791	15.7	12.2
Other payables	1,386	1,233	2.1	1.7
Notes and accounts payable to related companies	511	6,250	0.8	8.7
Accrued expenses	7,346	7,359	11.2	10.2
Withholdings payable	1,811	1,897	2.8	2.6
Income taxes	-	-	-	-
Deferred income	-	-	-	-
Other current liabilities	3,547	917	5.4	1.3
Total current liabilities	149,398	179,439	228.2	249.7

Long-term bank and other debt	51,524	17,760	78.7	24.7
Bonds payable	67,002	63,518	102.3	88.4
Accrued expenses	6,752	4,819	10.3	6.7
Total long-term liabilities	125,277	86,096	191.3	119.8

Minority interest	15,122	13,385	23.1	18.6

Common stock (389,867,621000 shares authorized
and outstanding, without nominal (par value)	119,042	119,731	181.8	166.6
Share premium	5,926	5,926	9.1	8.2
Reserves	39,490	51,155	60.3	71.2
Retained earnings	(37,414)	(77,580)	(57.1)	(108.0)
Total shareholders' equity	127,043	99,232	194.0	138.1

Total liabilities and shareholders' equity	416,840	378,152	636.6	526.2

1 Exchange rate on December 2002 US$1.00 = 718,61
Exchange rate on December 2001 US$1.00 = 654,79